EX 10.10


                              EMPLOYMENT AGREEMENT


              EMPLOYMENT   AGREEMENT   dated  as  of  December   __,  1995  (the
     "Agreement") by and between Groundwater Technology, Inc., a Delaware corporation (the "Company") and ______________________ (the "Employee").

              WHEREAS, Employee is considered to be a key employee of the Company; and

              WHEREAS, the Company and Employee desire to enter into an agreement in connection with certain terms of Employee_s employment with the Company;

              NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

     1. Effective Date. (a) This Agreement shall become effective on the date of consummation ("Effective Date") of a Change of Control Transaction affecting the Company. For purposes hereof, the term "Change of Control Transaction" means a single transaction or group of related transactions involving Fluor Daniel, Inc. resulting in the stockholders of the Company immediately prior to such transaction holding less than 50% of the outstanding stock of the Company immediately after such transaction.

                        (b) This Agreement will terminate with no further force or effect if the Effective Date does not occur on or before June 30, 1996.

     2. Employment. During the period from the date hereof until the second anniversary of the Effective Date (the "Employment Period"), subject to the terms and conditions hereof, the Company shall employ Employee in a position having comparable responsibilities to the position held by the Employee on the date hereof. Employee acknowledges, however, that organizational changes which may result in reassignments or new reporting relationships are to be expected and will not by themselves result in a breach of this Agreement. Employee shall assume such responsibilities and perform such tasks for the Company as are incident to or reasonably requested in connection with Employee_s position.

     3. Salary. During the Employment Period, the Company shall pay to the Employee a salary no lower than the salary payable to the Employee on the date hereof together with such additional compensation and benefits as the Company may determine in accordance with its general benefit policies.

     4. Relocation; Travel. During the Employment Period, the Company shall not require the Employee to relocate as a condition of continued employment with the





     Company, except where a customer reasonably requires relocation in connection with long-term work for such customer. The Company may, however, request that the Employee relocate, and the Employee agrees to consider in good faith any such request. In addition, the Employee hereby acknowledges that employment with the Company may entail substantial travel and that any such travel requirements shall not be considered to be a breach of this Agreement.

     5. Termination. The Employment Period may terminate prior to its scheduled expiration set forth in Section 2 as set forth in this Section 5.

              5.1 Termination By Company for Cause. The Company may terminate the Employment Period and discharge the Employee for cause upon giving written notice to the Employee of such termination. For purposes hereof, the term "for cause" shall include one or more of the following: (i) misappropriation by the Employee of any money or material amount of other assets or property (tangible or intangible) of the Company; (ii) the Employee_s continuing, repeated and willful failure or refusal to perform reasonable assignments given to Employee which are commensurate with such Employee_s position or responsibilities; (iii) conviction of Employee of a felony; (iv) material breach by Employee of any material Company policy or the terms of any written agreement between Employee and the Company.

              5.2 Termination By Company Without Cause. Subject to the terms of this Section 5, the Company may terminate Employee_s employment hereunder at any time during the Employment Term without cause upon thirty (30) days prior written notice to Employee. Prior to any such termination, the Company shall use reasonable efforts to identify for Employee employment opportunities with companies that are affiliated with the Company.

              5.3 Termination By Employee Upon Certain Events. This Agreement may be terminated by Employee upon ten (10) days' prior written notice to the Company in the event of a material breach by the Company of any of the terms of this Agreement which is not corrected by the Company within ten
     (10) days following written notification by Employee to the Company of such reduction or breach.

              5.4     Effect of Termination.

                      5.4.1 In the event of the termination of Employee's employment by the Company under Section 5.1 above, the Company shall pay to Employee salary and benefits owed to Employee to the date of such termination (the "Termination Date").

                      5.4.2 In the event of the termination of Employee's employment by the Company under Section 5.2 hereof or by the Employee under
     Section 5.3 hereof, the Company hereby agrees to pay to Employee the greater of (i) for the duration of the Employment Period, salary at a rate equal to Employee's salary at the time of termination and continued payment of the Compan's portion of all health benefits (so long as the Employee elects to continue such benefits and continues to pay the Employeess share of the cost of such benefits) or (ii) all amounts payable to Employee under the Company's severance plan as in effect on the date of such termination.

                      5.4.3 In addition to the payments due under Section 5.4.2 and notwithstanding anything to the contrary in any stock option or other agreement between the Company and the Employee, in the case of a termination described by Section 5.4.2, on the Termination Date (a) all stock options then held by the Employee shall automatically accelerate and become fully exerciseable in accordance with their terms and (b) all restrictions imposed by the Company on stock granted by the Company to the Employee, including without limitation any repurchase or vesting provisions, shall lapse and be of no further force and effect.

     6. Sale of Stock. At any time during the Employment Period, (a) if Employee intends to sell Company stock owned by Employee, Employee agrees to offer Fluor Daniel, Inc. (if it owns at least 50% of the Company's outstanding stock) the right to purchase Employee's stock, and (b) if Employee intends to exercise options and immediately sell stock obtained from such exercise, Employee agrees to offer Fluor Daniel, Inc., (if it owns at least 50% of the Company's outstanding stock) an opportunity to pay Employee the option spread in cash in exchange for Employee's agreement not to exercise such options.

     7. Confidentiality. The Employee will not at any time, whether during or after the Employment Period, reveal to any person or entity the existence or the terms of this Agreement except as may be required by applicable law or in connection with the enforcement of this Agreement by the Employee.

     8. General. This Agreement may be amended or modified, and any terms or provisions hereof may be waived only in writing by the parties hereto or, in the case of a waiver, by the party entitled to the benefit of such provision. This Agreement may not be assigned by either Company or Employee, except that the Company may assign its rights and obligations hereunder to any affiliated corporation by means of assignment, merger, or otherwise; and no such assignment shall impair the rights or obligations of the parties as provided herein. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, sent by overnight courier service or dispatched by certified mail to the parties at the addresses set forth on the signature pages hereto or to such other address as such party may have designated to the other in a prior written notice. If any provision of this Agreement or the application thereof to any person or circumstance should for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely within such Commonwealth.

              IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement on the date first written above.


                                             EMPLOYEE:

                                             --------------------------
                                             [NAME]

                                             Address:

                                             --------------------------

                                             --------------------------

                                             --------------------------


                                             GROUNDWATER TECHNOLOGY, INC.
                                             100 River Ridge Drive
                                             Norwood, MA  02062

                                             By:_______________________
                                                  Name:
                                                   Title: